Exhibit 99.1

ARKO Petroleum Corp. Reports Third Quarter 2026 Results, Raises Full Year 2026 Guidance and Declares Quarterly Dividend

ARKO Petroleum Corp. (Nasdaq: APC) (“APC” or the “Company”), one of the largest fuel wholesalers in North America, today announced financial results for the third quarter ended September 30, 2026, raised its full year 2026 financial guidance and declared a quarterly dividend of $0.50 per share.

Third Quarter 2026 Key Highlights (vs. Year-Ago Period) 1,2

•
Net income for the quarter increased to $13.3 million compared to $10.1 million.
•
Adjusted EBITDA for the quarter increased to $41.0 million compared to $37.4 million.
•
Net cash provided by operating activities for the quarter was $21.6 million compared to $25.0 million.
•
Discretionary Cash Flow for the quarter increased to $32.3 million compared to $26.5 million.
•
Raises full-year 2026 Adjusted EBITDA guidance to be in a range of $156 million to $157 million.
•
Post quarter-end, declared quarterly dividend of $0.50 per share of common stock to be paid on November 30, 2026.
•
On August 4, 2026, entered into an asset purchase agreement to acquire the business of U.S. Petroleum Partners, LLC ("USPP"), a strategic transaction that is expected to meaningfully expand APC’s scale and infrastructure and reflects the disciplined execution of the growth strategy outlined at the time of its initial public offering.

“APC’s third-quarter results reinforce the strategy we outlined at the IPO," said Arie Kotler, Chairman, President and Chief Executive Officer of APC. "Adjusted EBITDA and Discretionary Cash Flow grew year over year, which we believe demonstrated the durability of our platform, the stability of its cash generation and our team’s ability to execute effectively through a volatile market environment. Based on year-to-date performance, our outlook for the balance of the year and the expected closing of USPP, we are raising our full-year 2026 Adjusted EBITDA guidance.”

Third Quarter 2026 Segment Highlights

Wholesale Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Fuel gallons sold – fuel supply locations	211,648	220,220	613,626	624,826
Fuel gallons sold – consignment agent locations	37,564	40,191	110,287	115,635
Fuel contribution [1] – fuel supply locations	$15,279	$13,917	$43,452	$38,854
Fuel contribution [1] – consignment agent locations	$11,441	$11,151	$32,480	$31,650
Fuel margin, cents per gallon [2] – fuel supply locations	7.2	6.3	7.1	6.2
Fuel margin, cents per gallon [2] – consignment agent locations	30.5	27.7	29.5	27.4

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon (other than related party) exclude the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Note: Comparable wholesale sites exclude wholesale sites added through ARKO Retail Sites converted to dealer locations until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. Refer to Use of Non-GAAP Measures below.

For the third quarter of 2026, wholesale operating income increased by $1.7 million compared to the third quarter of 2025 primarily as a result of additional operating income from ARKO Retail Sites (as defined below) converted to dealer locations, which was partially offset by reduced operating income at comparable wholesale sites.

For the third quarter of 2026, fuel contribution increased by $1.7 million compared to the third quarter of 2025. Fuel contribution for the third quarter of 2026 at fuel supply locations increased by $1.4 million compared to the third quarter of 2025, primarily due to $1.5 million of incremental contribution from ARKO Retail Sites converted to dealer locations. Fuel contribution for the third quarter of 2026 at consignment agent locations increased $0.3 million compared to the third quarter of 2025, primarily due to $0.4 million of incremental contribution from ARKO Retail Sites converted to dealer locations.

Fuel margin per gallon at fuel supply locations increased 0.9 cents per gallon compared to the third quarter of 2025, and fuel margin per gallon at consignment agent locations increased 2.8 cents per gallon compared to the third quarter of 2025, both primarily due to increased prompt pay discounts related to higher fuel costs.

For the third quarter of 2026, other revenues, net increased by $3.5 million, and site operating expenses increased by $3.8 million, in each case as compared to the third quarter of 2025, resulting primarily from ARKO Retail Sites converted to dealer locations.

As part of the ongoing transformation plan of the Company's controlling stockholder, ARKO Corp. (Nasdaq: ARKO) (“ARKO Parent”), 17 ARKO Parent retail convenience stores that sell fuel ("ARKO Retail Sites") were converted to dealer locations in the Company's wholesale segment during the third quarter of 2026, bringing total conversions since program inception in 2024 to 488 sites. ARKO Parent has an aggregate of approximately 55 additional sites committed under letter of intent, under contract or already converted since quarter end. The Company expects that ARKO Parent will continue to convert a meaningful number of additional stores, and expects ARKO Parent to be largely complete by the end of 2027.

Fleet Fueling Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	32,619	33,124	95,839	98,039
Fuel gallons sold – third-party cardlock locations	3,617	3,458	10,776	9,926
Fuel contribution [1] – proprietary cardlock locations	$16,837	$16,209	$49,534	$47,985
Fuel contribution [1] – third-party cardlock locations	$776	$531	$1,909	$1,825
Fuel margin, cents per gallon [2] – proprietary cardlock locations	51.6	48.9	51.7	48.9
Fuel margin, cents per gallon [2] – third-party cardlock locations	21.5	15.3	17.8	18.4

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

For the third quarter of 2026, fuel contribution increased by $0.9 million compared to the third quarter of 2025. At proprietary cardlocks, fuel contribution increased by $0.6 million, and fuel margin per gallon also increased for the third quarter of 2026 compared to the third quarter of 2025. At third-party cardlock locations, fuel contribution increased $0.3 million, and fuel margin per gallon also increased for the third quarter of 2026 compared to the third quarter of

2025. These increases primarily resulted from significant volatility in the fuel market due to the geopolitical environment.

The Company continues to invest in fleet fueling locations and opened five new fleet fueling locations in the first nine months of 2026 and two locations were added in October 2026. Currently, the Company has an additional 16 locations in various stages of planning and development, reflecting the attractive, durable cash flow profile of its fleet fueling business.

GPMP Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Fuel gallons sold – inter-segment	283,378	255,353	816,033	724,914
Fuel gallons sold – related party locations	191,439	223,815	565,566	660,800
Fuel contribution [1] – related party locations	$11,486	$11,191	$33,909	$33,040
Fuel margin, cents per gallon [2] – related party locations	6.0	5.0	6.0	5.0

[1] Calculated as fuel revenue less fuel costs.
[2] Calculated as fuel contribution divided by fuel gallons sold.

For the third quarter of 2026, fuel revenue – related party increased by $109.4 million, or 18.0%, compared to the third quarter of 2025, resulting primarily from an increase in the average price of fuel in the third quarter of 2026 compared to the third quarter of 2025, which was partially offset by a 32.4 million, or 14.5%, decrease in gallons sold, reflecting the challenging macroeconomic environment and ARKO Retail Sites converted to dealer locations which gallons were reflected after the conversion in fuel revenue – inter-segment.

Fuel contribution – related party increased by $0.3 million for the third quarter of 2026 compared to the third quarter of 2025, primarily due to an increase in the fixed margin from 5.0 cents per gallon sold for the third quarter of 2025 to 6.0 cents per gallon sold for the third quarter of 2026, partially offset by fewer gallons sold to ARKO Retail Sites.

Strategic Acquisition Transaction Announcement Highlights

•
On August 4, 2026, entered into an asset purchase agreement to acquire the business of USPP, a vertically integrated fuel supply and distribution platform serving customers throughout the Great Lakes region. The strategic transaction would meaningfully expand APC’s scale and infrastructure and reflects the disciplined execution of the growth strategy outlined at the time of its initial public offering.
•
The acquisition is expected to add approximately 280 million gallons of annual fuel volume, representing approximately 14% of APC’s trailing 12-month fuel volume, for the period ended September 30, 2026, across approximately 400 dealer locations and to meaningfully increase the Company's commercial and operational scale.
•
The acquisition is expected to be accretive, contribute approximately $30 million of annualized Adjusted EBITDA and enhance Discretionary Cash Flow, further diversifying the Company's earnings and strengthening its cash-generation capability.
•
The addition of two fuel terminals and expanded transportation capabilities is expected to enhance vertical integration, broaden the Company’s participation across the fuel value chain and create opportunities to increase terminal utilization, improve transportation efficiency, generate additional fixed-margin and fee-based income and capture incremental margin.

•
The consideration at closing will consist of $205 million in cash plus the value of inventory at closing. Additionally, at closing the Company will issue $30 million in APC Class A common stock that will be held in escrow and released to the seller subject to the acquired business achieving certain EBITDA-based financial targets in first four full quarters after closing.
•
The Company continues to work toward the closing of the transaction, which is expected to occur during the fourth quarter of fiscal year 2026.

Additional details regarding the transaction, including the strategic and financial highlights, can be found in a separate press release and investor presentation issued by the Company on August 6, 2026, both available on the Investor Relations section of the Company's website at www.arkopetroleum.com.

Liquidity and Capital Expenditures

As of September 30, 2026, the Company’s total liquidity was approximately $715 million, consisting of approximately $10 million of cash and cash equivalents and approximately $705 million of availability under the Company's lines of credit. Total debt, net was approximately $189 million, resulting in Net Debt (as defined below) of approximately $338 million. For the quarter ended September 30, 2026, maintenance capital expenditures were $2.1 million and growth capital expenditures were $9.5 million, including the purchase of fee properties, the investments in new fleet fueling locations, purchase of fuel dispensers and other investments in the Company's sites.

Quarterly Dividend

The Company’s ability to return cash to its stockholders through its cash dividend program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.50 per share of common stock to be paid on November 30, 2026 to stockholders of record as of November 18, 2026. This dividend is consistent with an expected annual dividend rate of $2.00 per share.

Segment Update

The following tables present certain information regarding changes in the wholesale, fleet fueling and GPMP segments for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Wholesale Segment [1]	2026	2025	2026	2025
Number of sites at beginning of period	2,129	2,014	2,099	1,922
Newly opened or reopened sites [2]	6	6	30	16
ARKO Retail Sites converted to dealer locations	17	65	79	194
Closed or divested sites	(28)	(32)	(84)	(79)
Number of sites at end of period	2,124	2,053	2,124	2,053

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Fleet Fueling Segment	2026	2025	2026	2025
Number of sites at beginning of period	290	287	295	280
Newly opened or reopened sites	4	2	5	11
Closed or divested sites	—	(1)	(6)	(3)
Number of sites at end of period	294	288	294	288

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
GPMP Segment – related party sites (ARKO Retail Sites)	2026	2025	2026	2025
Number of sites at beginning of period	1,034	1,226	1,095	1,356
Newly opened or reopened sites	—	1	3	2
ARKO Retail Sites converted to dealer locations	(17)	(65)	(79)	(194)
Sites closed, divested or converted to rental	(1)	(4)	(3)	(6)
Number of sites at end of period	1,016	1,158	1,016	1,158

Full Year 2026 Guidance

Based on its year-to-date performance, outlook for the balance of the year and expected closing of USPP, the Company is raising its full year 2026 Adjusted EBITDA guidance and currently expects Adjusted EBITDA to be in the range of $156 million to $157 million.

The Company is not currently providing reconciliations of Adjusted EBITDA to net income or Discretionary Cash Flow to net cash provided by operating activities for the year ending December 31, 2026 due to the unavailability of certain required inputs for providing forecasts of such GAAP measures, and the related reconciliations, that are not available without unreasonable efforts, including depreciation and amortization related to the Company's capital allocation as part of the Company's focus on strategic and organic growth, as well as inputs related to working capital adjustments.

Conference Call and Webcast Details

The Company will host a conference call today, November 4, 2026, to discuss these results at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 877-407-8306 or 201-689-8481.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkopetroleum.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Petroleum Corp.

ARKO Petroleum Corp. (Nasdaq: APC) is a growth-oriented, fuel distribution company and one of the largest fuel wholesalers in North America, supplying approximately 2.0 billion gallons of fuel annually to customers in approximately 3,500 locations in the District of Columbia and more than 30 states across the Mid-Atlantic, Midwestern, Northeastern, Southeastern, and Southwestern United States. We are engaged in (i) wholesale activity, which includes the supply of fuel to gas stations operated by third-party dealers, (ii) fleet fueling, which includes the operation of proprietary and third-party cardlock locations (unstaffed fueling locations) and the issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites, and (iii) the wholesale distribution of fuel to substantially all of the retail convenience stores that sell fuel operated by ARKO Corp., our parent company (Nasdaq: ARKO), one of the largest operators of convenience stores in the United States, ranked by store count. To learn more about APC, visit: www.arkopetroleum.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to successfully integrate business that it may acquire, including the business of USPP; the Company’s ability to achieve the benefits that it expects to realize as a result of its acquisitions, including the business of USPP; the potential negative impact on the Company’s financial condition and results of operations if it fails to achieve the benefits that it expects to realize as a result of its business acquisitions, including the business of USPP; liabilities of the businesses that the Company acquires that are not known to the Company; the Company’s ability to maintain the listing of its Class A common stock on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; the success of ARKO Parent's transformation plan and its effect on the Company, including the dealerization of retail stores; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “comparable wholesale sites” basis, which is a non-GAAP measure. Information disclosed on a “comparable wholesale sites” basis excludes wholesale sites added through ARKO Retail Sites converted to dealer locations until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, share-based compensation expense, other non-cash items, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believes these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

The Company defines Net Debt as the sum of total debt, net, financing leases and financial liabilities, less cash and cash equivalents. Net Debt is used by management to measure the effective level of our indebtedness.

The Company defines the Ratio of Net Debt to Adjusted EBITDA as the ratio derived by dividing Net Debt by Adjusted EBITDA. The Ratio of Net Debt to Adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity, and the Company believes it provides useful information for investors as a representation of its financial strength by presenting the sustainability of its debt levels and its ability to take on additional debt against Adjusted EBITDA, which is used as an operating performance measure. The Ratio of Net Debt to Adjusted EBITDA is also frequently used by investors and credit rating agencies to analyze the Company's operating performance.

The Company defines Discretionary Cash Flow as net cash provided by operating activities, (i) less changes in operating assets and liabilities, maintenance capital expenditures, charges to allowance for credit losses, and non-cash rent expense, and (ii) plus acquisition costs, amortization of deferred income net of prepaid to related party, and certain other expenses (income). Discretionary Cash Flow will not reflect changes in working capital balances. Discretionary Cash Flow is a liquidity measure the Company and third parties, such as industry analysts, investors, lenders, rating agencies and others, use to assess its ability to internally fund its acquisitions, pay dividends, and service or incur additional debt. The Company believes that the presentation of Discretionary Cash Flow provides useful information to investors, securities analysts, and other interested parties for evaluating its liquidity.

EBITDA, Adjusted EBITDA, Net Debt, the Ratio of Net Debt to Adjusted EBITDA and Discretionary Cash Flow should not be considered as alternatives to any financial measure presented in accordance with GAAP, including net income and net cash provided by operating activities. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation, or as substitutes for the analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, comparable wholesale sites, EBITDA, Adjusted EBITDA, Net Debt, the Ratio of Net Debt to Adjusted EBITDA and Discretionary Cash Flow, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Reconciliations of forward looking non-GAAP measures related to the business of USPP following its acquisition included in this press release to the corresponding GAAP financial measures are not included due to variability and difficulty in making accurate forecasts and projections, particularly in light of potential changes in USPP’s business following its acquisition, as well as, because certain information is not currently ascertainable or accessible, and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information, nor can the Company accurately predict all the components of the applicable non-GAAP financial measures and reconciling adjustments thereto; accordingly, the corresponding GAAP measures may be materially different than the non-GAAP measures. Such forward-looking information is also subject to uncertainty and various risks, including those set forth in the risk factors discussed above, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Company and Investor Contact

Priya Trivedi

ARKO Petroleum Corp.

investors@arkopetroleum.com

	Condensed Consolidated Statements of Operations
	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands, except per share amounts)
Revenues:
Fuel revenue	$1,146,866	$855,585	$3,053,383	$2,433,254
Fuel revenue – related party	718,372	609,022	1,948,864	1,787,503
Other revenues, net	20,351	16,401	59,744	44,587
Other revenues, net – related party	3,211	3,181	9,762	9,555
Total revenues	1,888,800	1,484,189	5,071,753	4,274,899
Operating expenses:
Fuel costs	1,101,819	812,897	2,923,723	2,309,955
Fuel costs – related party	706,886	597,831	1,914,955	1,754,463
Site operating expenses, including allocated expenses	28,496	25,359	84,210	72,765
General and administrative expenses, including allocated expenses	11,226	10,938	33,804	32,078
Depreciation and amortization, including allocated expenses	14,917	13,749	44,420	40,553
Total operating expenses	1,863,344	1,460,774	5,001,112	4,209,814
Other expenses (income), net	226	(1,154)	1,778	923
Operating income	25,230	24,569	68,863	64,162
Interest and other financial income, including allocated income	222	183	692	408
Interest and other financial expenses, including allocated expenses	(7,622)	(11,244)	(24,293)	(31,437)
Income before income taxes	17,830	13,508	45,262	33,133
Income tax expense	(4,491)	(3,408)	(11,605)	(8,472)
Net income	$13,339	$10,100	$33,657	$24,661
Net income per share – basic	$0.28	$0.29	$0.74	$0.70
Net income per share – diluted	$0.28	$0.29	$0.74	$0.70
Weighted average shares outstanding:
Basic	47,570	35,000	45,454	35,000
Diluted	47,585	35,000	45,463	35,000

	Condensed Consolidated Balance Sheets
	(Unaudited)
	September 30, 2026	December 31, 2025
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$10,109	$15,556
Trade receivables, net	178,406	80,832
Inventory	34,936	23,093
Other current assets	46,172	43,054
Total current assets	269,623	162,535
Non-current assets:
Property and equipment, net	271,971	262,743
Right-of-use assets under operating leases	448,705	415,179
Right-of-use assets under financing leases, net	65,581	62,739
Goodwill	76,687	76,687
Intangible assets, net	138,737	154,326
Deferred tax asset	71,951	70,934
Other non-current assets	73,979	68,331
Total assets	$1,417,234	$1,273,474
Liabilities
Current liabilities:
Long-term debt, current portion	$1,151	$6,783
Accounts payable	122,124	75,224
Other current liabilities	72,491	53,586
Operating leases, current portion	30,800	27,820
Financing leases, current portion	2,372	2,095
Total current liabilities	228,938	165,508
Non-current liabilities:
Long-term debt, net	187,730	385,247
Asset retirement obligation	49,749	47,571
Operating leases	472,305	431,364
Financing leases	102,476	94,638
Other non-current liabilities	128,177	113,031
Total liabilities	1,169,375	1,237,359

Total net investment	—	36,115
Total stockholders' equity	247,859	—
Total liabilities and stockholders' equity / total net investment	$1,417,234	$1,273,474

	Condensed Consolidated Statements of Cash Flows
	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Cash flows from operating activities:
Net income	$13,339	$10,100	$33,657	$24,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,917	13,749	44,420	40,553
Deferred income taxes	919	4,542	3,397	2,518
(Gain) loss on disposal of assets and impairment charges, net	(1,477)	326	(651)	2,618
Amortization of deferred financing costs	626	378	1,768	1,119
Amortization of deferred income	(2,589)	(3,452)	(7,442)	(7,960)
Amortization of prepaid to related party	743	1,022	2,246	3,137
Accretion of asset retirement obligation	289	305	931	836
Non-cash rent	325	708	766	2,180
Charges to allowance for credit losses	227	276	848	820
Share-based compensation	528	103	1,922	605
Fair value adjustment of financial assets and liabilities	—	(1,443)	54	(1,272)
Other operating activities, net	—	21	—	(191)
Changes in assets and liabilities:
Increase in trade receivables	(36,585)	(562)	(98,422)	(17,016)
(Increase) decrease in inventory	(4,991)	(1,414)	(11,843)	94
Decrease (increase) in other assets	194	(3,791)	(11,265)	(7,984)
Decrease (increase) in related party assets	11,051	(1,384)	3,675	(4,965)
Increase in accounts payable	12,421	10,124	45,150	9,796
Increase (decrease) in other current liabilities	6,532	(9,255)	18,743	(2,402)
Decrease in asset retirement obligation	—	(187)	(257)	(479)
Increase in non-current liabilities	5,116	4,856	10,874	16,504
Net cash provided by operating activities	21,585	25,022	38,571	63,172
Cash flows from investing activities:
Purchase of property and equipment	(11,324)	(3,540)	(25,956)	(16,978)
Proceeds from ARKO Parent for the conversion of ARKO Retail Sites to dealer locations, net	5,028	—	8,484	—
Proceeds from sale of property and equipment	1,444	2,812	2,856	3,632
Net cash used in investing activities	(4,852)	(728)	(14,616)	(13,346)
Cash flows from financing activities:
Receipt of long-term debt	4,000	—	4,000	4,871
Repayment of long-term debt	(590)	(860)	(210,564)	(2,456)
Repayment of related-party debt	(248)	—	(578)	—
Principal payments on financing leases	(564)	(384)	(1,600)	(926)
Proceeds from issuance of Class A shares in IPO, net of underwriting discounts and commissions	—	—	210,426	—
Payment of IPO costs	—	—	(2,163)	—
Dividends paid on common stock	(23,785)	—	(36,153)	—
Pre-IPO net transfers (to) from ARKO Parent	—	(4,298)	7,230	(43,663)
Net cash used in financing activities	(21,187)	(5,542)	(29,402)	(42,174)

Net (decrease) increase in cash and cash equivalents and restricted cash	(4,454)	18,752	(5,447)	7,652
Cash and cash equivalents and restricted cash, beginning of period	14,563	14,241	15,556	25,341
Cash and cash equivalents and restricted cash, end of period	$10,109	$32,993	$10,109	$32,993

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of Net income to EBITDA and Adjusted EBITDA, Net cash provided by operating activities to Discretionary cash flow, and Adjusted EBITDA to Discretionary cash flow
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve-Months Ended
	2026	2025	2026	2025	September 30, 2026
	(in thousands)
Net income	$13,339	$10,100	$33,657	$24,661	$41,723
Interest and other financing expenses, net	7,400	11,061	23,601	31,029	34,664
Income tax expense	4,491	3,408	11,605	8,472	12,245
Depreciation and amortization	14,917	13,749	44,420	40,553	58,595
EBITDA	40,147	38,318	113,283	104,715	147,227
Acquisition costs (a)	1,731	166	2,627	379	2,740
(Gain) loss on disposal of assets and impairment charges (b)	(1,477)	326	(651)	2,618	1,289
Share-based compensation expense (c)	528	103	1,922	605	2,314
Adjustment to contingent consideration (d)	—	(1,541)	54	(1,816)	(337)
Taxes paid in arrears (e)	—	—	—	—	178
IPO Costs (f)	—	—	—	—	565
Other (g)	24	76	(98)	136	37
Adjusted EBITDA	$40,953	$37,448	$117,137	$106,637	$154,013

Net cash provided by operating activities	$21,585	$25,022	$38,571	$63,172
Changes in operating assets and liabilities (h)	9,751	1,687	47,007	6,452
Maintenance capital expenditures (i)	(2,079)	(1,902)	(7,288)	(4,163)
Acquisition costs (a)	1,731	166	2,627	379
Amortization of deferred income, net of prepaid to related party	1,846	2,430	5,196	4,823
Charges to allowance for credit losses	(227)	(276)	(848)	(820)
Non-cash rent expense (j)	(325)	(708)	(766)	(2,180)
Other (k)	24	66	(97)	127
Discretionary Cash Flow	$32,306	$26,485	$84,402	$67,790

Adjusted EBITDA	$40,953	$37,448	$117,137	$106,637
Cash received for interest	222	184	692	409
Cash paid for interest and allocated interest	(6,690)	(10,378)	(21,589)	(29,139)
Cash paid for taxes, net of refunds	(100)	1,133	(4,550)	(5,954)
Maintenance capital expenditures (i)	(2,079)	(1,902)	(7,288)	(4,163)
Discretionary Cash Flow	$32,306	$26,485	$84,402	$67,790

(a) Eliminates costs incurred that are directly attributable to business acquisitions and salaries of employees whose primary job function is to execute the Company's acquisition strategy and facilitate integration of acquired operations.

(b) Eliminates the non-cash loss (gain) from the sale or disposal of property and equipment, the loss (gain) recognized upon the sale of related leased assets and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(c) Eliminates non-cash share-based compensation expense related to the Company's and ARKO Parent's equity incentive program to incentivize, retain, and motivate the Company's employees, members of our Board and certain of ARKO Parent's employees.

(d) Eliminates fair value adjustments primarily related to the contingent consideration owed to the seller for the Empire acquisition, which closed in 2020.
(e) Eliminates the payment of historical fuel and other tax amounts for multiple prior periods.
(f) Eliminates one-time costs incurred related to the Company's IPO, which closed on February 13, 2026.
(g) Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

(h) Excludes the change in current tax liabilities and accrued interest of $3.5 million, $0.1 million, $3.7 million and $0 for the three and nine months ended September 30, 2026 and 2025, respectively.

(i) Maintenance capital expenditures are capital expenditures made to maintain the Company's long-term operating income or operating capacity, while growth and acquisition capital expenditures are capital expenditures that the Company expects will increase its operating income or operating capacity over the long-term.

(j) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

(k) Includes other unusual or non-recurring items.

	Reconciliation of Total debt, net to Net Debt
	As of September 30, 2026		As of December 31, 2025
	(in thousands, except ratios)
Total debt, net	$188,881		$392,030
Financing leases	104,848		96,733
Financial liabilities	54,818		53,365
Cash and cash equivalents	(10,109)		(15,556)
Net Debt	$338,438		$526,572
Ratio of total debt, net to net income	4.5	x	12.0	x
Ratio of Net Debt to Adjusted EBITDA	2.2	x	3.7	x

Supplemental Disclosures of Segment Information

Wholesale Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$957,611	$725,990	$2,549,162	$2,052,153
Other revenues, net	17,223	13,697	50,737	36,550
Other revenues, net – related party	347	—	1,276	—
Total revenues	975,181	739,687	2,601,175	2,088,703
Operating expenses:
Fuel costs [1]	930,891	700,922	2,473,230	1,981,649
Site operating expenses, including allocated expenses	18,467	14,637	54,227	41,054
Total operating expenses	949,358	715,559	2,527,457	2,022,703
Operating income	$25,823	$24,128	$73,718	$66,000

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$183,553	$122,692	$486,195	$359,219
Other revenues, net	2,888	2,240	8,034	6,603
Total revenues	186,441	124,932	494,229	365,822
Operating expenses:
Fuel costs [1]	165,940	105,952	434,752	309,409
Site operating expenses	7,207	6,769	20,941	20,131
Total operating expenses	173,147	112,721	455,693	329,540
Operating income	$13,294	$12,211	$38,536	$36,282

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

GPMP Segment

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Revenues:
Fuel revenue [1] – inter-segment	$1,084,411	$681,767	$2,846,784	$1,925,105
Fuel revenue [1] – related party	718,372	609,022	1,948,864	1,787,503
Fuel revenue – third party customers	—	—	—	849
Other revenues, net	50	194	268	540
Other revenues, net [1] – inter-segment	—	2,122	767	6,330

Other revenues, net [1] – related party	754	686	2,252	2,007
Total revenues	1,803,587	1,293,791	4,798,935	3,722,334
Operating expenses:
Fuel costs – inter-segment	1,067,409	668,997	2,797,822	1,888,858
Fuel costs – related party	706,886	597,831	1,914,955	1,754,463
Fuel costs – third party customers	—	—	—	848
General and administrative expenses	550	816	1,605	2,464
Depreciation and amortization	1,812	1,839	5,437	5,519
Total operating expenses	1,776,657	1,269,483	4,719,819	3,652,152
Operating income	$26,930	$24,308	$79,116	$70,182

[1] Includes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.